Exhibit 10.3

815 Chestnut Street • North Andover, MA • 01845-6098 • Tel. (978) 688-1811

February 11, 2015

Mario Sanchez

7711 E Plymouth
Mesa, AZ 85207

Re:                             Amended Separation Agreement

Dear Mario:

This letter is to record the mutual agreements reached regarding the termination of your employment due to your resignation.

This amended letter agreement replaces and supersedes the letter agreement provided to you on February 9, 2016.  Pursuant to Paragraph 5(b), the negotiations and amendments to this letter agreement do not extend the twenty-one (21) day review period.  Accordingly, the deadline to submit a signed agreement remains the same.

In connection with your resignation of your employment with Watts Water Technologies, Inc. (“Watts” or the “Company”) on April 1, 2016, the Company is offering to provide you a separation benefit if you satisfy the eligibility requirements described in the “Description of Separation Benefit” attached to this letter agreement as Attachment A.  In order to receive the separation benefits, you must sign and return this letter agreement and the Release of Claims at Attachment B within the specified deadlines and you must not revoke either the letter agreement or the Release of Claims at Attachment B.  Please return the signed agreement to Debra Ogston by hand at 815 Chestnut Street, North Andover, MA 01845, by email at debra.ogston@wattswater.com by March 1, 2016 and sign and return the Release of Claims at Attachment B no earlier than on April 1, 2016, but no later than on April 23, 2016.  By signing and returning this letter agreement, and not revoking your acceptance, you will be agreeing to the terms and conditions set forth in the numbered paragraphs below, including the release of claims set forth in Paragraph 3.  Therefore, you are advised to consult with an attorney before signing this letter agreement, and you have been given twenty-one (21) days to do so.  If you sign this letter agreement, you may change your mind and revoke your agreement during the fourteen (14) day period after you have signed it.  If you do not so revoke, this letter agreement will become a binding agreement between you and the Company upon the expiration of the fourteen (14) day revocation period.

If you choose not to sign and return this letter agreement by March 1, 2016 or the Release of Claims at Attachment B, or if you timely revoke your acceptance in writing, of either document, you will not receive any separation benefits from the Company.  You will, however, receive payment on your Resignation Date for any wages and unused vacation time accrued through the Resignation Date.  Also, regardless of signing this letter agreement, you may elect to continue receiving group sponsored health insurance pursuant to the federal “COBRA” law, 29 U.S.C. § 1161 et seq.  All premium costs for “COBRA” shall be paid by you on a monthly basis for as long as, and to the extent that, you remain eligible for COBRA continuation.  You should consult the COBRA materials to be provided by the Company, and mailed to you from ADP, for details regarding these benefits.  All other benefits, including life insurance and long-term disability insurance, will cease upon your Resignation Date.

As set out in the Company’s Second Amended and Restated 2004 Stock Incentive Plan, the unvested portion of all stock option grants will be cancelled and all unvested shares of restricted stock will be forfeited to the Company on the Resignation Date (as defined below).  Under the Second Amended and Restated 2004 Stock Incentive Plan, you have six (6) months from your Resignation Date to exercise any vested portion of your option grants.  Any portion of the vested option grants that are not exercised by this deadline will be forfeited.

Pursuant to the terms of the Management Stock Purchase Plan, your non-vested restricted stock units (RSUs) will be cancelled on the Resignation Date and you will receive a cash payment equal to the number of such non-vested RSUs multiplied by the lesser of (a) 67% of the fair market value of the Company’s Class A Common Stock on the date the RSUs were purchased plus simple interest per annum on such amount at the one-year U.S. Treasury Bill rate (as published in the Wall Street Journal) in effect on the purchase date and each anniversary thereof, or (b) the fair market value of the Class A Common Stock on the Resignation Date. Your vested RSUs will be converted to shares of the Company’s Class A Common Stock and issued to you.  As a result of the American Jobs Creation Act of 2004, the distribution of this cash payment for any unvested RSUs and the issuance of the shares underlying your vested RSUs cannot be made until at least six months after the Resignation Date.

No additional options or stock grants will be issued prior to your Resignation Date.

The following numbered paragraphs set forth the terms and conditions that will apply if you timely sign and return this letter agreement and do not revoke it within the fourteen (14) day period:

1.              Resignation Date: Your effective date of termination due to resignation from the Company will be April 1, 2016 (the “Resignation Date”). As of the Resignation Date, your salary will stop, and any entitlement you have or might have under a Company-provided benefit plan, program, contract or practice will terminate, except as required by federal or state law, or as otherwise described in Attachment A.

(a)                                 Transition Period:  The Company provided you with the option of choosing between immediate resignation with a separation payment or a transition period and a subsequent separation payment.  The transition period would take place between the date of this letter agreement and April 1, 2016 (the “Transition Period”) during which you would remain on the payroll and remain eligible to participate in the group benefit plans in which you are currently enrolled.  You have chosen the option of a Transition Period.

(i)                                     It is agreed that during this Transition Period you will complete the assignments outlined in Exhibit “A” attached to this Agreement.  If the Company determines that you are not cooperating with the completion of the tasks listed on Exhibit “A,” or that you are not conducting yourself during the Transition Period in a professional manner, the Company will immediately terminate your employment without further obligation to pay for your salary or benefits for the balance of the Transition Period, and the Resignation Date shall become the date of this earlier termination.  Subject to the terms of Section 19 below, notwithstanding your early termination, you will remain eligible for the separation payments set forth in Section 2 below.

(ii)                                  The Company will be flexible during the Transition Period with respect to allowing you time to seek a new job.  You will be expected to coordinate your schedule with your supervisor, Robert J. Pagano.

If the Company determines in its sole discretion that you have transitioned your responsibilities prior to your Resignation Date, you may be requested to not attend the workplace during the remaining period of time up to your Resignation Date.  If this occurs, you agree that your access to Company systems and facilities will be terminated, you will not attend the workplace, and you will be available for consultation as needed up to your Resignation Date.

2.              Description of Separation Benefit: The separation benefit paid to you if you timely sign and return this letter agreement and the Release of Claims in Attachment B, and you do not revoke your acceptance of either document, is described in the “Description of Separation Benefit” attached as Attachment A (the “separation benefit”).  In connection with the separation benefit provided to you pursuant to this letter agreement and the Release of Claims in Attachment B, the Company shall withhold and remit to the relevant tax authorities the amounts required under applicable law, and you shall be responsible for all applicable taxes with respect to such separation benefit under applicable law.  You acknowledge that you are not relying upon advice or representation of the Company with respect to the tax treatment of any of the separation benefit set forth in Attachment A.

3.              Release: This section of the letter agreement is a release of legal claims.  In this section, you are agreeing to release all legal claims against the Company and the other releasees defined below that arise up to the date you sign the letter agreement.  Please carefully review this section with your attorney, or other trusted advisor, and do not sign this document unless you understand what this section says.

(a)         In exchange for the option to extend your employment with the Transition Period and the amounts and benefits described in Attachment A, which are in addition to anything of value to which you are entitled to receive and which includes any and all termination payments or indemnities you might be entitled to by law or contract, you and your representatives, agents, estate, heirs, successors and assigns, absolutely and unconditionally release, remiss, discharge, indemnify and hold harmless the Company Releasees , from any and all legally waivable claims that you have against the Company Releasees.  Other than as permitted in Paragraph 3(d) below, this means that by signing this letter agreement, you are agreeing not to bring a legal action against the Company Releasees in any court, legal forum or agency anywhere in the world for any type of waivable claim arising from conduct that occurred any time in the past and up to and through the date you sign this document.  Company Releasees is defined to include the Company, and/or any of its respective parents, subsidiaries or affiliates, predecessors, successors or assigns, as well as their respective current and/or former directors, shareholders/stockholders, officers, employees, attorneys and/or agents, all both individually and in their official capacities.

(b)         This release includes, but is not limited to, any waivable claims you have against the Company Releasees based on conduct that occurred any time in the past and up to and through the date you sign this letter agreement that arises from any federal, national, state or local law, regulation or constitution dealing with either employment, employment benefits or employment discrimination. By way of example, this release includes 1) the laws or regulations concerning discrimination on the basis of race, color, creed, religion, age, sex, sex harassment, sexual orientation, gender identity, national origin, ancestry, genetic carrier status, handicap or disability, veteran status, any military service or application for military service, retaliation, or any other category protected under applicable law; 2) the laws or regulations regarding unlawful, abusive or unfair dismissal, including the Dutch Work and Security Act (Wet Werk en Zekerheid) of 2014; 3) the laws or regulations prescribing notice periods or the manner in which notice must be given; and 4)  the laws or regulations regarding mandatory severance, transition allowances, and termination indemnities or payments, including payment pursuant to the Cantonal Court Formula (Kantonrechtersformule).  This release also includes any claim you may have against the Company Releasees for breach of contract, whether oral or written, express or implied (including your employment offer letter dated November 21, 2011 and Secondment Agreement of December 5, 2011); any claims alleging constructive discharge; any tort claims;  (such as claims for wrongful discharge, tortious interference with contractual relations, emotional distress, and defamation); any claims for equity or employee benefits of any other kind; or any other legally waivable statutory and/or common law claims.

(c)          For avoidance of doubt, by signing this letter agreement you are agreeing not to bring any waivable claims against the Company Releasees (other than as permitted in Paragraph 3(d) below) under the following nonexclusive list of discrimination and employment statutes:  Title VII of the Civil Rights Act of 1964, The Age Discrimination In Employment Act of 1967, The Americans With Disabilities Act, The ADA Amendments Act, The Equal Pay Act, The Lilly Ledbetter Fair Pay Act, the Family and Medical Leave Act, The Worker Adjustment and Retraining Notification Act (“WARN”), The Rehabilitation Act of 1973, The Genetic Information Nondiscrimination Act of 2008, The Fair Credit Reporting Act, The Employee Retirement Income Security Act (“ERISA”), Executive Order 11246, and Executive Order 11141, Section 806 of the Corporate and Criminal Fraud Accountability Act of 2002, The Massachusetts Fair Employment Practices Law (M.G.L. ch. 151B), The Massachusetts Equal Rights Act, The Massachusetts Equal Pay Act, The Massachusetts Privacy Statute, the Massachusetts Parental Leave Act, The Massachusetts Small Necessities Leave Act, The Massachusetts Labor and Industries Act, The Massachusetts Civil Rights Act, and all other federal, state and local laws, all as amended and any claims under the laws of The Netherlands including the Dutch Civil Code and Work and Security Act.  You are also agreeing to release the Company Releasees from any and all wage and hour related claims to the maximum extent permitted by federal and state law.  This release of legal claims includes any wage and hour related claims arising out of or in any way connected with your employment with the Company, including but not limited to claims under the Fair Labor Standards Act, the Massachusetts Payment of Wages Act (Massachusetts General Laws Chapter 149 section 148 and 150), Massachusetts Overtime regulations (Massachusetts General Laws Chapter 151 section 1A and 1B) and Meal Break regulations (Massachusetts General Laws Chapter 149 sections 100 and 101)  and any other claims under any applicable law for unpaid or delayed payment of wages, overtime, bonuses, commissions, incentive payments or severance, missed or interrupted meal periods, interest, attorneys’ fees, costs, expenses, liquidated damages, treble damages or damages of any kind to the maximum extent permitted by law.

(d)         This release does not include any claim under the workers compensation or unemployment compensation statutes or any other claim, which, as a matter of law, cannot be released by private agreement.  Also, this letter agreement is not intended to affect the rights and responsibilities of government agencies such as the Equal Employment Opportunity Commission (the “EEOC”), the National Labor Relations Board (the “NLRB”) or any federal, state or local agency, to enforce the laws within their jurisdiction. This means that by signing this letter agreement, you may still exercise your protected right to file a charge with, or participate in an investigation or proceeding conducted by, the EEOC, the NLRB, or any other federal, state, or local government entity., Notwithstanding the foregoing, you agree that if the EEOC, the NLRB, or any other federal, state or local government entity commences an investigation or other legal action on your behalf, you specifically waive and release your right to recover, if any, monetary damages or other benefits or recovery arising from the governmental action.

(e)          You agree that, by virtue of the Company’s promises and agreements as set forth in this letter agreement, including without limitation, the opportunity to extend your employment through the Transition Period, you have received fair economic value for any and all potential claims or causes of action you may have against the Company Releasees, and that you are not entitled to any other damages or relief.  Accordingly, you covenant and agree that you will not file suit seeking to recover any further damages or relief personal to you against any Company Releasee, or seek or accept any further economic recovery or relief personal to you against any Company Releasee, based upon any matter or event existing as of the date of this letter agreement.  While nothing in this letter agreement precludes you from filing any claim or charge which, as a matter of law, cannot be waived or released by private agreement, you nonetheless acknowledge that you have obtained maximum economic benefit by virtue of the opportunity to extend your employment through the Transition Period and the consideration in Section 2 for any claims, waivable or not, and you will not seek further economic recovery in the future.

(f)           As a material term of this letter agreement, you attest that you have given the Company written notice of any and all concerns you may have regarding suspected ethical or compliance issues or violations on the part of the Company or any of the Company Releasees.

4.              Waiver of Rights and Claims Under the Age Discrimination in Employment Act of 1967:  Since you are 40 years of age or older, you are being informed that you have or may have specific rights and/or claims under the Age Discrimination in Employment Act of 1967 (ADEA) and you agree that:

(a)         in consideration for the opportunity to extend your employment through the Transition Period and the amounts described in Attachment A to this letter agreement, which you are not otherwise entitled to receive, you specifically and voluntarily waive such rights and/or claims under the ADEA you might have against the Company Releasees to the extent such rights and/or claims arose prior to the date this letter agreement was executed;

(b)         you understand that rights or claims under the ADEA that may arise after the date this letter agreement is executed are not waived by you;

(c)          you are advised to consider the terms of this letter agreement carefully and consult with or seek advice from an attorney of your choice or any other person of your choosing prior to executing this letter agreement;

(d)         you have carefully read and fully understand all of the provisions of this letter agreement, and you knowingly and voluntarily agree to all of the terms set forth in this letter agreement; and

(e)          in entering into this letter agreement you are not relying on any representation, promise or inducement made by the Company or its attorneys with the exception of those promises described in this document.

5.              Period for Review and Consideration of Agreement:

(a)         You acknowledge that you were informed and understand that you have twenty-one (21) days to review this letter agreement and consider its terms before signing it.

(b)         The 21-day review period will not be affected or extended by any revisions, whether material or immaterial, that might be made to this letter agreement.

6.              Non-Disclosure and Confidential Information: Unless compelled by law, you agree that you will keep confidential all non-public information concerning the Company or any of the Company Releasees that you acquired during the course of your employment with the Company and all developments and inventions.  You further agree to comply with any obligations regarding confidential information, non-solicitation, non-competition and inventions set forth in any agreements previously entered into by you with the Company or its predecessors. Such provisions and obligations shall remain in effect notwithstanding this letter agreement and the ending of your employment.  You acknowledge that during the course of your employment with the Company you have acquired knowledge of, and/or had access to, trade secrets, as well as confidential and proprietary information of the Company and of third parties which is subject to confidentiality and other agreements by and between the Company and those third parties (such trade secrets of the Company and such confidential and proprietary information of third parties is herein collectively referred to as “(“Confidential Information”).  Such Confidential Information includes, but is not limited to: financial and pricing information; business, research, and new product plans and strategies; patent applications and invention disclosures; yields, designs, efficiencies, and capacities of production methods, processes, facilities and systems at the Company and its contractors; customer and vendor lists, key contacts, habits, and product and purchasing plans of customers; marketing information, plans and strategies; existing and anticipated agreements with customers, vendors, and other third parties; product design and related information; information regarding Company employees, their projects, and their salaries, benefits and other personnel information.  You agree that you will not use or disclose to others any Confidential Information.  If you are personally served with a lawfully issued subpoena or other compulsory legal process that requires you to provide testimony or produce documents about Confidential Information, you must promptly notify the Company’s General Counsel at least 10 days prior to the return date (or as soon as practicable in the event ten days notice is not practicable) so that the Company may decide whether to seek relief from a Court or issuing forum.  If the Court or issuing forum orders you to testify or produce documents, you are permitted to do so but may only reveal Confidential Information in a manner that will preserve the confidential nature of the information.  Nothing herein is intended to or shall preclude you from cooperating with the Securities and Exchange Commission, the Department of Labor, the EEOC, the NLRB or any federal, state, or local government agency.

7.              Non-Competition and Non-Solicitation: For purposes of this section, “Company” shall include the Company and any of its parents, subsidiaries or affiliates.  In your employment with the Company, you have developed or helped develop, had access to and learned significant secret, confidential, and proprietary information relating to the business of the Company.  In addition, you have been provided with intimate knowledge regarding the Company’s technology, products, services, systems, methods, and operations.

You also acknowledge that the Company has invested substantial resources and time to developing the technology, products, services, systems, methods, and operations, all of which are highly valuable assets to the Company.  You agree that the Company has spent and will continue to spend substantial effort, time, and resources in developing and protecting its technology, products, services, systems, methods, and operations, and relationships with its customers and vendors.  You also agree that the Company’s competitors would obtain an unfair advantage if you were to disclose the Company’s Confidential Information (as defined above) to a competitor, used it on a competitor’s behalf, or if you were able to exploit the relationships you developed in your role with the Company to solicit business on behalf of a competitor.

Accordingly, you agree that:

(a)         You shall not, either alone or in association with others, for a period of twelve (12) months after the termination of your employment, directly or indirectly, on your own behalf, or as an employee, representative or agent of a third party, by ownership or any type of interest in any business enterprise, or by any other means whatsoever, become associated with or render services to a Competitor’s Business.  A Competitor’s Business is defined as those entities listed on Attachment C, including, but not limited to its parents, subsidiaries, or affiliates, and any entity that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with a business enterprise listed on Attachment C.

(b)         You shall not, either alone or in association with others, for a period of twelve (12) months after termination of your employment, directly or indirectly, call upon or solicit any Company customer, or those of its parents, subsidiaries, or affiliates, for business that is competitive with the Company’s business, nor shall you permit a Competitor’s Business controlled directly or indirectly by you to do so.

(c)          You shall not, either alone or in association with others, for a period of twenty-four (24) months after termination of your employment, directly or indirectly solicit, induce or attempt to induce, any employee or independent contractor of the Company, or those of its parents, subsidiaries, or affiliates, to terminate his or her employment or other engagement, or hire or attempt to hire as an employee, or engage or attempt to engage as an independent contractor, any person who is employed or otherwise engaged by the Company, or any of its parents, subsidiaries, or affiliates, at any time while you were employed by the Company; provided, that this provision shall not apply to the solicitation, hiring or other engagement of any individual whose employment or other engagement with the Company has been terminated for a period of six (6) months or longer nor general advertising not directed specifically at any of the prohibited individuals.

You may serve on the Board of any public or private company or as a manager of any limited partnership provided that the company or partnership is not a Competitor’s Business.

You agree that these restrictions are reasonable, no greater than what is required to protect the Company’s legitimate interests with respect to trade secrets, confidential information and customers, and customer relationships, and do not impair or prevent you from earning a living.

It is the intention of the parties to restrict your activities only to the extent necessary for the protection of the Company’s legitimate business interests.  To the extent that this Paragraph of this letter agreement is determined by a court of competent jurisdiction to be invalid or unenforceable in any respect or to any extent, the Paragraph shall not be rendered invalid, but instead shall be automatically amended for such lesser term or to such lesser extent, or in such other degree, as may grant the Company the maximum protection and restrictions on your activities permitted by applicable law in such circumstances.  The non-competition and non-solicitation obligations contained in this letter agreement shall be extended by the length of time during which you shall have been in breach of any of said provisions.

If you violate the provisions of any of the preceding sections of this Paragraph, you shall continue to be bound by the restrictions set forth in such section until the period equal to the period of restriction has expired without any violation.

8.              Cooperation: You agree to make yourself available upon reasonable notice from the Company or its attorneys to provide truthful testimony as a witness through declarations, affidavits, depositions or at a hearing or trial, and to work with the Company in preparation for such event, and to cooperate with any other reasonable request by the Company in connection with the investigation, defense or prosecution of any mediation, arbitration, administrative hearing, lawsuit, or other legal proceeding to which the Company is or may be a party, either currently pending or filed after the Resignation Date.  If the Company so requests your cooperation in connection with any legal matter, then the Company agrees to pay for any reasonable out-of-pocket expenses, such as economy class airfare or lodging, that you incur in connection with assisting the Company, provided you notify the Company in advance of what your reasonable expenses are expected to be and receive prior written approval from the Company for such expenses.

9.              Non-Disparagement: Other than as permitted in Paragraph 3(d), you understand and agree that as a condition for payment to you of the separation benefit, you shall not make any false, disparaging or derogatory statements in public or private to any person, entity or media outlet regarding the Company or the Company Releasees, or about the Company’s or the Company Releasees’ business affairs, practices, products, services, and financial condition.  The provisions in this Section do not prohibit you from communicating with the Securities and Exchange Commission, the Department of Labor, the EEOC, the NLRB, or any government agency.

10.       Amendment: This letter agreement shall be binding upon the parties and may not be abandoned, supplemented, changed or modified in any manner, orally or otherwise, except by an instrument in writing of concurrent or subsequent date signed by a duly authorized representative of the parties hereto.  You may not assign any of your rights or delegate any of your duties under this letter agreement.  The rights and obligations of the Company will inure to the benefit of the Company’s successors and assigns.

11.       Waiver of Rights: No delay or omission by the Company in exercising any right under this letter agreement shall operate as a waiver of that or any other right.  A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

12.       Validity: Should any provision of this letter agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this letter agreement.

13.       Confidentiality: Other than as permitted in Paragraph 3(d) above, you understand and agree that the terms and contents of this letter agreement, and the contents of the negotiations and discussions resulting in this letter agreement, shall be maintained as confidential by you, your agents and your representatives and none of the above shall be disclosed except to the extent required by federal or state law or as otherwise agreed to in writing by an authorized agent of the Company.  The provisions in this Section do not prohibit you from communicating with the Securities and Exchange Commission, the Department of Labor, the EEOC, the NLRB, or any government agency.

14.       Nature of Agreement: You understand and agree that this letter agreement is a separation agreement and does not constitute an admission of liability or wrongdoing on the part of the Company.

15.       Voluntary Assent: You affirm that no other promises or agreements of any kind have been made to or with you by any person or entity whatsoever to cause you to sign this letter agreement, and that you fully understand the meaning and intent of this letter agreement.  You state and represent that you have had an opportunity to discuss fully and review the terms of this letter agreement, including Attachments A, B, and C, with an attorney.  You further state and represent that you have carefully read this letter agreement, including Attachments A, B, and C, understand the contents herein, freely and voluntarily assent to all of the terms and conditions hereof, and sign your name of your own free act.

16.       Applicable Law and Consent to Jurisdiction: This letter agreement shall be interpreted and construed by the laws of the Commonwealth of Massachusetts, without regard to conflict of laws provisions.  You hereby irrevocably submit to and acknowledge and recognize the jurisdiction of the courts of the Commonwealth of Massachusetts, or if appropriate, a federal court located in the Commonwealth of Massachusetts (which courts, for purposes of this letter agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this letter agreement or the subject matter hereof.

17.       Relief: You acknowledge that any violation of the confidentiality, non-compete, or non-solicitation provisions of this letter agreement at Paragraphs 6 and 9 above would result in irreparable injury to the Company.  Accordingly, in addition to, and not in lieu of, all other rights and remedies available to the Company, it shall be automatically entitled to a temporary restraining order and a temporary or preliminary injunction and to obtain all other available equitable remedies including a permanent injunction in order to restrain and enjoin any breach of the confidentiality or non-solicitation provisions in this letter agreement.  The exercise of the Company’s right to obtain injunctive relief for any actual or threatened damage or injury caused by you shall not prejudice its right to seek and obtain damages, as further referenced in Paragraph 18, herein.

18.       Enforcement and Consequences of Breach Other than as permitted in Paragraph 3(d) above, you agree that if you assert any claim against the Company or any of the other Company Releasees in violation of the  release and waiver in Paragraph 3, or if the Company incurs and/or seeks redress for any violation by you of the letter agreement, you promise and agree to pay all costs, court costs, fees and expenses, including actual attorney’s fees, incurred by the Company, and/or any Company Releasees, to enforce this letter agreement and/or recover and collect damages for any violation, whether or not litigation is commenced.  However, nothing in this letter agreement will interfere with your right to challenge the enforceability of this letter agreement’s release of claims under the ADEA, and you shall not be required to tender back payments made to you nor will you be liable for the costs and attorneys’ fees that the Company and other Company Releasees incur in connection with a challenge by you of the foregoing release of claims under the ADEA.

19.       Cessation and Repayment of Separation Benefit: By signing below, you are acknowledging and agreeing that if you breach any of the provisions of this letter agreement, including if you fail to comply with the confidentiality, non-competition, and/or non-solicitation obligations owed to the Company as referenced in Paragraphs 6 and 7 above, and/or if it is subsequently determined that you violated the law in your former role as an employee of the Company and/or the Company is sued or incurs the cost of resolving and/or settling a matter as a result, the Company has the option to cease paying the balance of any unpaid separation benefit to you.  In addition, under the foregoing circumstances and upon demand from the Company, you will be obligated to repay any amounts already paid to you by the Company under this letter agreement.  You acknowledge and agree that the Company’s actions in ceasing payment will not constitute a breach of this letter agreement, that you will remain bound by the release and waiver provisions set out in Paragraphs 3 and 4 above and that the Company may pursue all other available legal and equitable remedies against you, including, but not limited to, enforcement of your confidentiality and/or non-solicitation obligations.

20.       Resignation From Subsidiaries:  You agree to resign as a director and officer of Watts Water Technologies, Inc.’s direct and indirect subsidiaries as of April 1, 2016 and to sign a letter confirming the same with a list of those specific entities.

21.       Entire Agreement: This letter agreement, including Attachments A, B, and C, contains and constitutes the entire understanding and agreement between the parties hereto with respect to your separation benefit and the settlement of claims against the Company, except as provided in Paragraph 6 above, and cancels all previous oral and written negotiations, agreements, commitments and writings in connection therewith.

22.       Effective Date: You may revoke this letter agreement for a period of fourteen (14) days after signing it.  In order to revoke the letter agreement, you must submit a written notice of revocation to Debra Ogston by hand at 815 Chestnut Street, North Andover, MA 01845, by email at debra.ogston@wattswater.com. This written notice may be sent by email or hand-delivery.  The written notice must be received by Debra Ogston no later than the close of business on the seventh day from the date you signed this letter agreement. The letter agreement will not become effective or enforceable, and no payments will be made, until this revocation period has expired (“Effective Date”) without being exercised.

If you have any questions about the matters covered in this letter agreement, please call Debra Ogston at 978-689-6133.

Very truly yours,

Watts Water Technologies

By:	/s/ Robert J. Pagano, Jr.
	Name:	Robert J. Pagano, Jr.
	Title:	President and Chief Executive Officer

I hereby unequivocally agree to the terms and conditions set forth above and in Attachment A, B, and C.  I have been given at least twenty-one (21) days to consider this letter agreement (including A, B, and C), and I have chosen to execute this on the date below.  I have been advised to consult an attorney before signing this letter agreement.  I acknowledge that I have not relied on any representation or statement other than those contained in this letter agreement.  I intend that this letter agreement will become a binding agreement between the Company and me if I do not revoke my acceptance in fourteen (14) days.

/s/ Mario Sanchez	14/2/2016
Mario Sanchez	Date

To be returned by April 1, 2016.

IF YOU DO NOT WISH TO USE THE 21-DAY PERIOD,

PLEASE CAREFULLY REVIEW AND SIGN THIS DOCUMENT

I, Mario Sanchez, acknowledge that I was informed and understand that I have 21-days within which to consider the attached letter agreement, have been advised of my right to consult with an attorney regarding this letter agreement and have considered carefully every provision of this letter agreement, and that after having engaged in those actions, I prefer to and have requested that I enter into this letter agreement prior to the expiration of the 21-day period.

Dated:	2/14/16	/s/ Mario Sanchez
Mario Sanchez

ATTACHMENT A

DESCRIPTION OF SEPARATION BENEFIT

Separation Benefit Eligibility Requirements:  You will be eligible for the separation benefit described below, provided that: (i) you timely sign, and do not revoke, this letter agreement; (ii) you have not terminated your employment prior to your Resignation Date and you have not been terminated for Cause; (iii) in the sole discretion of your management it is determined that you have effectively transitioned your responsibilities and duties (which may include customer meetings), cooperated with and executed the transition messaging, and performed your duties in a professional and timely manner; and (iv) you timely sign, and do not revoke, the Release of Claims at Attachment B.  For purposes of this letter agreement, Cause shall mean: (a) an act by you constituting a felony or a misdemeanor involving moral turpitude; (b) fraud or dishonesty on your part that results in or is likely to result in economic damage to the Company; (c) gross negligence or misconduct in the performance of your duties; or (d) refusal to attempt in good faith to implement a reasonable directive of the Company or failure to perform your assigned duties.

1.                              The Company will pay you $364,000, less all applicable taxes and withholdings.  This total is the equivalent of 12 months of your base salary.  In addition, to complete the transition of your responsibilities, the company will provide you  $107,000, less all applicable taxes and withholdings, equivalent to one-third of the value of your equity that would have vested in August of 2016.  (Collectively the “Separation Pay”).  You understand and agree that this Separation Pay includes any mandatory severance, transition allowances, and termination indemnities or payments, including payments pursuant to the Dutch Cantonal Court Formula (Kantonrechtersformule), you might have been entitled to, if any.  In addition, the Company will pay you $17,365.56, less all applicable taxes and withholdings (the “COBRA Pay”).  This total is equivalent to the monthly premium you would have to pay for COBRA (29 U.S.C. § 1161 et seq.) medical coverage (based on your coverage in effect as of your Resignation Date) times 12.  Please note that if the Company, in its sole discretion, subsequently determines that all or some of its payment of the COBRA premiums are discriminatory under Section 105(h) of the Internal Revenue Code, any remaining COBRA payments shall instead be paid to you as additional separation pay over the same period that the subsidy would have been provided.  Provided you sign, timely return and do not revoke the letter agreement, the Separation Pay and COBRA Pay will be paid in one lump sum in accordance with the Company’s normal payroll practices, but in no event earlier than the fifteenth (15th) day after your execution of this letter agreement and Attachment B.

2.                              The Company will provide you with Career Transition Services through Lee Hecht Harrison’s (LHH) six month “Professional Services Program” should you choose to participate in these outplacement assistance services.  The use of the outplacement services will be available to you immediately.   The cost of these outplacement services

will be paid by the Company directly to LHH in accordance with the terms of the Company’s agreement with LHH.

3.                              No additional options or stock grants will be issued prior to your Resignation Date and you will not be eligible for any bonus payment under the Executive Incentive Bonus Plan, or otherwise, for the 2016 fiscal year.

4.                              The Company will pay or reimburse reasonable travel expenses and expenses incurred with respect to your relocation to the United States, as well as the return of your household goods, subject to the Company’s relocation benefits policy, provided you move within the twelve (12) month period after the date of your execution and non-revocation of this letter agreement.

5.                              As set forth in your offer letter dated November 21, 2011, the Company will provide you with Tax Equalization through the 2018 tax year, including paying the costs incurred by you for Tax Assistance services through the Company’s tax advisors.

ATTACHMENT B

RELEASE OF CLAIMS

1.              Acknowledgments of Consideration:  You acknowledge that the promises you are providing in the Release of Claims are a material inducement and consideration for the Company entering into the letter agreement, to which this Release of Claims is an attachment (the “letter agreement”).  You acknowledge that, in connection with the letter agreement to which this Release of Claims is attached, you are receiving substantial payments and benefits from the Company, which benefits constitute substantial and adequate consideration for this Release of Claims.

2.              Release: This section of the letter agreement is a release of legal claims.  In this section, you are agreeing to release all legal claims against the Company and the other releasees defined below arise up to the date you sign this letter agreement.  Please carefully review this section with your attorney, or other trusted advisor, and do not sign this document unless you understand what this section says.

(a)         In exchange for the amounts and benefits described in Attachment A, which are in addition to anything of value to which you are entitled to receive, you and your representatives, agents, estate, heirs, successors and assigns, absolutely and unconditionally release, remiss, discharge, indemnify and hold harmless the Company Releasees, from any and all legally waivable claims that you have against the Company Releasees.  Other than as permitted in Paragraph 2(d) below, this means that by signing this letter agreement, you are agreeing not to bring a legal action in any court, legal forum or agency anywhere in the world against the Company Releasees for any type of waivable claim arising from conduct that occurred any time in the past and up to and through the date you sign this document.  Company Releasees is defined to include the Company, Watts Water Technologies, Inc. and/or any of their respective parents, subsidiaries or affiliates, predecessors, successors or assigns, as well as their respective current and/or former directors, shareholders/stockholders, officers, employees, attorneys and/or agents, all both individually and in their official capacities.

(b)         This release includes, but is not limited to, any waivable claims you have against the Company Releasees based on conduct that occurred any time in the past and up to and through the date you sign this letter agreement that arises from any federal, national, state or local law, regulation or constitution dealing with either employment, employment benefits or employment discrimination. By way of example, this release includes 1) the laws or regulations concerning discrimination on the basis of race, color, creed, religion, age, sex, sex harassment, sexual orientation, gender identity, national origin, ancestry, genetic carrier status, handicap or disability, veteran status, any military service or application for military service, retaliation, or any other category protected under applicable law; ; 2) the  laws or regulations regarding unlawful, abusive or unfair dismissal, including the Dutch Work and Security Act (Wet Werk en Zekerheid) of 2014; 3) the laws or regulations prescribing notice periods or the manner in which notice must be given; and 4)  the laws or regulations regarding mandatory severance, transition allowances, and termination indemnities or payments, including payment pursuant to the Cantonal Court Formula (Kantonrechtersformule).  This release also includes any claim you may have for breach of contract, whether oral or written, express or implied (including your employment offer letter dated November 21, 2011 and Secondment Agreement of December 5, 2011); any claims alleging constructive discharge; any tort claims (such as claims for wrongful discharge, tortious interference with contractual relations, emotional distress and defamation); any claims for equity or employee benefits of any other kind; or any other legally waivable statutory and/or common law claims.

(c)          For avoidance of doubt, by signing this letter agreement you are agreeing not to bring any waivable claims against the Company Releasees (other than as permitted in Paragraph 2(d) below) under the following nonexclusive list of discrimination and employment statutes:  Title VII of the Civil Rights Act of 1964, The Age Discrimination In Employment Act of 1967, The Americans With Disabilities Act, The ADA Amendments Act, The Equal Pay Act, The Lilly Ledbetter Fair Pay Act, the Family and Medical Leave Act, The Worker Adjustment and Retraining Notification Act (“WARN”), The Rehabilitation Act of 1973, The Genetic Information Nondiscrimination Act of 2008, The Fair Credit Reporting Act, The Employee Retirement Income Security Act (“ERISA”), Executive Order 11246, and Executive Order 11141, Section 806 of the Corporate and Criminal Fraud Accountability Act of 2002, The Massachusetts Fair Employment Practices Law (M.G.L. ch. 151B), The Massachusetts Equal Rights Act, The Massachusetts Equal Pay Act, The Massachusetts Privacy Statute, the Massachusetts Parental Leave Act, The Massachusetts Small Necessities Leave Act, The Massachusetts Labor and Industries Act, The Massachusetts Civil Rights Act, and all other applicable laws, all as amended and any claims under the laws of The Netherlands including the Dutch Civil Code and Work and Security Act.  You are also agreeing to release the Company Releasees from any and all wage and hour related claims to the maximum extent permitted by federal and state law.  This release of legal claims includes any wage and hour related claims  arising out of or in any way connected with your employment with the Company, including but not limited to  claims under the Fair Labor Standards Act, the Massachusetts Payment of Wages Act (Massachusetts General Laws Chapter 149 section 148 and 150), Massachusetts Overtime regulations (Massachusetts

General Laws Chapter 151 section 1A and 1B) and Meal Break regulations (Massachusetts General Laws Chapter 149 sections 100 and 101)  and any other claims under any federal, state or local law for unpaid or delayed payment of wages, overtime, bonuses, commissions, incentive payments or severance, missed or interrupted meal periods, interest,  attorneys’ fees, costs, expenses, liquidated damages, treble damages  or damages of any kind to the maximum extent permitted by law.

(d)         This release does not include any claim under the workers compensation or unemployment compensation statutes or any other claim, which, as a matter of law, cannot be released by private agreement.  Also, this letter agreement is not intended to affect the rights and responsibilities of government agencies such as the Equal Employment Opportunity Commission (the “EEOC”), the National Labor Relations Board (the “NLRB”), or any federal, state or local agency, to enforce the laws within their jurisdiction. This means that by signing this letter agreement, you may still exercise your protected right to file a charge with, or participate in an investigation or proceeding conducted by, the EEOC, the NLRB, or any other federal, state, or local government entity.  Notwithstanding the foregoing, you agree that if the EEOC, the NLRB, or any other federal, state, or local government entity commences an investigation or other legal action on your behalf, you specifically waive and release your right to recover, if any, monetary damages or other benefits or recovery arising from the governmental action.

(a)         You agree that, by virtue of the Company’s promises and agreements as set forth in this letter agreement, you have received fair economic value for any and all potential claims or causes of action you may have against the Company Releasees, and that you are not entitled to any other damages or relief.  Accordingly, you covenant and agree that you will not file suit seeking to recover any further damages or relief personal to you against any Company Releasee, or seek or accept any further economic recovery or relief personal to you against any Company Releasee, based upon any matter or event existing as of the date of this letter agreement.  While nothing in this letter agreement precludes you from filing any claim or charge which, as a matter of law, cannot be waived or released by private agreement, you nonetheless acknowledge that you have obtained maximum economic benefit by virtue of the consideration in Section 2 for any claims, waivable or not, and you will not seek further economic recovery in the future.

(b)         As a material term of this letter agreement, you attest that you have given the Company written notice of any and all concerns you may have regarding suspected ethical or compliance issues or violations on the part of the Company or any of the Company Releasees.

3.              Waiver of Rights and Claims Under the Age Discrimination in Employment Act of 1967:  Since you are 40 years of age or older, you are being informed that you have or may have specific rights and/or claims under the Age Discrimination in Employment Act of 1967 (ADEA) and you agree that:

(a)         in consideration for the amounts described in Attachment A to the letter agreement, which you are not otherwise entitled to receive, you specifically and voluntarily waive such rights and/or claims under the ADEA you might have against the Company Releasees to the extent such rights and/or claims arose prior to the date this Release of Claims was executed;

(b)         you understand that rights or claims under the ADEA that may arise after the date this Release of Claims is executed are not waived by you;

(c)          you are advised to consider the terms of this Release of Claims carefully and consult with or seek advice from an attorney of your choice or any other person of your choosing prior to executing this Release of Claims;

(d)         you have carefully read and fully understand all of the provisions of this Release of Claims, and you knowingly and voluntarily agree to all of the terms set forth in this Release of Claims; and

(e)          in entering into this Release of Claims you are not relying on any representation, promise or inducement made by the Company or its attorneys with the exception of those promises described in this document.

4.              Period for Review and Consideration of Release of Claims:

(a)         You acknowledge that you were informed and understand that you have twenty-one (21) days to review this Release of Claims and consider its terms before signing it.

(b)         The 21day review period will not be affected or extended by any revisions, whether material or immaterial, that might be made to this Release of Claims.

5.              Return of Company Property: You confirm that you have returned to the Company in good working order (including all copies thereof) all keys, files, records, equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones and pagers), Company identification, Company proprietary and confidential information and any other Company-owned property in your possession or control and have left intact all electronic Company documents, including, but not limited to, those that you developed or helped to develop during your employment.  You further confirm that you have cancelled all accounts for your benefit, if any, in the Company’s name, including, but not limited to, credit cards, telephone charge cards, cellular phone and/or pager accounts and computer accounts.

6.              Payment of Business Expenses and All Other Compensation: You acknowledge that you have been reimbursed by the Company for all business expenses incurred in conjunction with the performance of your employment and that no other reimbursements are owed to you.  You further acknowledge that you have received payment in full for all services rendered in conjunction with your employment by the Company and that no other compensation is owed to you, other than as provided in this letter agreement.

7.              Entire Release:  This Release of Claims and the letter agreement to which it is attached constitute the entire agreement between you and the Company with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, relating to the subject matter.

I acknowledge that the execution of this Release of Claims is in further consideration of the separation benefit set forth in the letter agreement, to which I acknowledge I would not be entitled if I did not sign this Release of Claims.  I hereby unequivocally agree to the terms and conditions set forth above.  I have been given at least twenty-one (21) days to consider this Release of Claims and I have chosen to execute this on the date below.  I have been advised to consult an attorney before signing this Release of Claims.  I acknowledge that I have not relied on any representation or statement other than those contained in this Release of Claims.  I intend that this Release of Claims will become a binding agreement between the Company and me if I do not revoke my acceptance in seven (7) days.

Employee:

By:
Mario Sanchez	Date

DO NOT SIGN BEFORE RESIGNATION DATE — TO BE RETURNED TO Debra Ogston NO EARLIER THAN April 1, 2016 BUT NO LATER THAN April 23, 2016.

ATTACHMENT C

Rexnord/ Zurn

Aalberts

IMI

AO Smith

Reliance

Uponor

ACO, Germany (Drains)

Armstrong

Cla-val

Georg Fischer

Rehau

Giacomini

Caleffi